Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

CASCADE MICROTECH, INC.

PARTIES:	Cascade Microtech, Inc. 2430 NW 206th Ave Beaverton, Or 97006	(“CMI”)

And

	Geoff Wild 14634 Ambric Knolls Saratoga, CA 95070	(“Mr. Wild”)

DATE:	January 2, 2008	(“Effective Date”)

RECITALS

A.	Mr. Wild and CMI have entered into a letter agreement dated November 21, 2007 by which CMI agrees to employ, and Mr. Wild agrees to serve as President, and Chief Executive Officer of CMI; and

B.	Mr. Wild is expected to be a valued contributor to CMI, the Board believes his continued employment will be crucial to CMI’s continued success, and CMI wishes to motivate Mr. Wild to stay with CMI during this critical period; and

C.	The parties desire to replace the November 21, 2007 letter agreement with a more formal and comprehensive employment agreement;

AGREEMENT

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. Mr. Wild is employed in the position of President and Chief Executive Officer of CMI reporting to the Board of Directors.

1.2 Duties. Mr. Wild shall devote his full-time and best efforts to CMI and to fulfilling the duties of his position, which duties may from time to time be assigned him by the CMI Board of Directors (“Board”). Such duties shall include, without limitation, the development and execution of corporate strategy and providing leadership in furthering CMI’s growth and financial success.

A. Mr. Wild agrees to abide by all By-laws, policies, practices, procedures or rules of CMI to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

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B. Mr. Wild shall not divert for his own use or another’s advantage any business opportunities meeting the following criteria: (a) the opportunity may benefit CMI; (b) Mr. Wild learns of the opportunity during his employment with CMI; and, (c) Mr. Wild learns of the opportunity in connection with his work for CMI. All material facts regarding such opportunities must be promptly reported to the Board for consideration by CMI. This provision is in addition to common law protections available to CMI regarding corporate opportunities.

1.3 Term. The Term of this Agreement shall begin on the Effective Date and extend until the earlier to occur of the following events, after which this Agreement shall end unless expressly extended in a writing signed by the parties hereto: (i) termination pursuant to Article 3 of this Agreement; or (ii) the five (5)-year anniversary of the Effective Date, provided, however, that if a Change in Control, as defined in Section 3.6 occurs prior to the five-year anniversary, the Agreement shall extend until the earlier to occur of: (i) termination pursuant to Article 3 or (ii) one year after the Change in Control.

1.4 Officer’s Invention and Confidentiality Agreement. You employment is conditioned on your execution of our Officer’s Invention and Confidentiality Agreement, a copy of which has been forwarded to you under separate cover.

1.5 Cooperation. Mr. Wild agrees that both during his employment with CMI and after his employment ends he shall, at the request of CMI, render all reasonable assistance and perform all lawful acts that CMI reasonably considers necessary or advisable in connection with any litigation involving CMI or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of CMI; provided, however, that if such assistance or performance occurs after his employment with CMI has ended, Mr. Wild shall be compensated for his time at an hourly rate commensurate with his Base Salary pay rate on the date his CMI employment ended and all reasonable efforts will be made to accommodate Mr. Wild’s schedule.

ARTICLE 2.

COMPENSATION

2.1 Base Salary. For all services rendered under this Agreement, CMI shall pay Mr. Wild an initial base salary of $14,807.69 bi-weekly (a rate of $385,000 annually); payable in accordance with CMI’s usual payroll practices (“Base Salary”). Mr. Wild’s Base Salary shall be reviewed annually. If Mr. Wild’s Base Salary is increased from time to time, the increased amount shall be the Base Salary for the remainder of the Term. Wild’s Base Salary may be reduced as part of, and as consistent in all material respects with, a group reduction applicable generally to the senior executives of CMI. All compensation provided to Mr. Wild by CMI, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld by law. CMI shall pay interest on any amounts it fails to pay Mr. Wild when due. Interest shall accrue only if Mr. Wild shall have, within 30 days of the date the amount first became due, made written demand to CMI for payment and CMI fails to pay the amount due in full within ten days of such notice. Interest shall accrue at the rate of 8% APR from the date the amount first becomes due until paid in full.

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2.2 Bonus Plan. Mr. Wild shall be eligible to participate in an executive Bonus Plan. The Bonus Plan provides the opportunity to receive pay in addition to Base Salary. The amount of the bonus, if any, will be determined by the Board based on measures of CMI’s and Mr. Wild’s performance. The target bonus (“Target Bonus”) shall be set at the annual rate of at least 70% of Mr. Wild’s Base Salary at the time the Target Bonus is declared, with a cap at 100 percent of the base salary. The Target Bonus shall be calculated and paid to Mr. Wild semi-annually. For 1H08 your bonus metrics will be tied to meeting the planned revenue and profit targets. For 2H08 you and the Board of Directors through the Compensation Committee of the Board will determine more specific revenue and profit metrics related to sales growth and profitability, as well as increasing shareholder value. Mr. Wild must be employed on the date the Target Bonus is awarded in order to be eligible for the Target Bonus.

2.3 Stock Program. Mr. Wild will be participating in our Stock Program. You will be granted a stock option for 100,000 shares at the fair market value on the date of grant. Our standard stock option vesting schedule vests 20 % after the first 12 months and then monthly over a five-year period from date of hire. The options will be subject to the terms and conditions of the Stock Option Plan.

You will also be granted 50,000 restricted stock units. This common stock grant represents your right to common shares of stock in the future. The stock restrictions are removed over a four-year period with 25% of the shares becoming unrestricted on the first-year anniversary date of the award. The remaining share restrictions are removed annually over the next three years thereafter. Further more detailed information regarding the common stock award and stock option grant will be provided when they are issued to you. Additional vesting cases apply to this position, as described below.

2.4 Benefit Plans. Mr. Wild shall be entitled to participate in any and all employee benefit plans established by CMI from time to time for the benefit of all employees of CMI. Mr. Wild shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. CMI’s employee benefits currently include a 401(k) plan, long-term disability insurance, life insurance, and health insurance.

2.5 Drug Screening. Your employment is contingent upon your successful completion of a drug screening. Drug screening will need to be completed at your earliest convenience, before your first day of employment. Additional information on completion of this screening has been sent to you under separate cover.

2.6 Business Expenses. CMI shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Mr. Wild, including travel and travel-related expenses, necessary business entertainment, cell phone, internet access and long distance, in performing his duties as an employee of CMI, provided that Mr. Wild accounts promptly for such expenses to CMI in the manner prescribed by CMI.

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2.7 Paid Time Off. Mr. Wild shall be entitled to 25 days Paid Time Off (“PTO”) annually under the terms and conditions of CMI’s PTO policy. PTO is paid out at less than full value in some cases upon termination according to CMI policy.

2.8 Relocation Bonus. Included in this Executive Employment Agreement is an $80,000 relocation bonus. This is taxable at statutory rates and payable on your first payday at Cascade Microtech. If you voluntarily leave Cascade Microtech within 12 months from your hire date, you agree to repay the company a prorated portion of this amount.

2.9 External Board Participation. Your request to continue your participation in the two Board of Director positions you are now part of is affirmed subject to maintaining a minimal distraction to your work as CEO of Cascade Microtech. Periodic discussions and review of these activities with the Board of Directors is appropriate.

ARTICLE 3.

TERMINATION

3.1 General. This Article 3 governs termination of this Agreement and termination of Mr. Wild’s employment with CMI. Except as otherwise stated in this Agreement, termination of this Agreement also means termination of Mr. Wild’s employment. At all times herein, Mr. Wild’s employment is at-will meaning that CMI or Mr. Wild can terminate the employment relationship at any time for any reason, subject to any obligation to pay severance or give notice as may be provided below.

A. Release of Claims. No provision of this Agreement that requires CMI to pay Mr. Wild severance, option acceleration, or any other compensation or benefit associated with the termination of Mr. Wild’s employment (except accrued Base Salary and PTO and as required by law), shall be effective unless and until Mr. Wild and CMI shall have executed, delivered, and not revoked (in the event the release contains a revocation period), a mutual release of claims in the form attached hereto as Exhibit A (the “Release”).

B. Method of Payment. In the event CMI is obligated to pay Mr. Wild severance after termination, payment shall be made in a lump sum within 30 days after both of the following have occurred: (i) the termination date has passed and (ii) the Release has become effective.

C. Benefits. Except as expressly stated in this Article 3, upon termination of employment Mr. Wild shall be entitled to Mr. Wild’s rights under CMI’s benefit plans, including without limitation any 401K plan, as such plans, by their provisions, apply upon Mr. Wild’s termination.

3.2 Termination for Cause by CMI, or Executive’s Resignation. CMI may terminate this Agreement immediately for “Cause” as that term is defined herein, upon written notice to Mr. Wild. Mr. Wild may terminate (i.e. resign) his employment upon four (4) weeks’ written notice.

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A. Payment upon Termination for Cause by CMI or Resignation by Mr. Wild. If CMI terminates this Agreement for Cause, or Mr. Wild resigns his employment, Mr. Wild shall be entitled to his accrued but unpaid Base Salary and pay out of up to 75% of his accrued but unused PTO according to CMI policy. “Cause” means the Board’s determination that Mr. Wild has engaged in any one or more of the following: (a) willful and repeated failure to comply with the lawful instructions of the Board, (b) gross negligence or willful misconduct in the performance of duties to CMI, (c) commission of any act of fraud against CMI or the misappropriation of material CMI property, or (d) Final judgment of conviction of, or plea of guilty or nolo contendre to, a felony or other crime that is, or may be, materially injurious to the business or reputation of CMI.

Except as expressly stated in this Section 3.2 and as required by law, Mr. Wild shall be entitled to no other or further compensation or benefits of any kind.

3.3 Termination without Cause by CMI. CMI may terminate this Agreement without Cause upon four weeks written notice; provided, however, that CMI shall have the right to make termination effective immediately upon notice, in which case Mr. Wild shall be paid his Base Salary for a four-week notice period.

A. Payment upon Termination without Cause by CMI. If CMI terminates Mr. Wild without Cause, subject to the release-of-claims requirement, Mr. Wild shall be entitled to:

i) Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 100% of accrued but unused PTO according to CMI policy.

ii) Severance Pay: Severance pay in the amount of twelve months’ Base Salary.

iii) Stock Options: The stock options held by Mr. Wild that would have vested had Mr. Wild remained employed after the termination date for an additional period equal to his length of employment up to a maximum of twelve (12) months, shall accelerate and become immediately exercisable. For example: (a) if Mr. Wild had been employed for six months on the date of termination, the options that would have vested had he remained employed for an additional six months would accelerate and vest; or (b) if Mr. Wild had been employed for eighteen months on the date of termination, the options that would have vested had he remained employed for an additional twelve months would accelerate and vest. Mr. Wild’s vested stock options shall remain exercisable for a one-year period after the termination date. In addition, additional restricted stock units would vest at termination such that at least 20,000 restricted stock units have vested.

Except as expressly stated in this Section 3.3 and as required by law, Mr. Wild shall be entitled to no other or further compensation or benefits of any kind.

3.4 Termination in The Event of Death or Disability. This Agreement shall terminate immediately in the event of Mr. Wild’s death and may be terminated by the Board in the event of Disability.

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A. Death or Disability Termination Payment. In the event of Mr. Wild’s death or termination due to Disability, as defined below, (subject to the release of claims requirement only in the event of Disability), Mr. Wild shall be entitled to his accrued but unpaid Base Salary through the termination date and pay-out of up to 100% of accrued but unused PTO according to CMI policy.

B. “Disability” shall mean, as reasonably determined in the Board’s discretion, after consultation with a physician selected by the Board, the inability of Mr. Wild to perform, with reasonable accommodation if necessary, any essential function of his position because of physical or mental incapacity for a period of sixty (60) days in the aggregate during any twelve-month period. Mr. Wild shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding Disability.

Except as expressly stated in this Section 3.4 and as required by law, Mr. Wild shall be entitled to no other or further compensation or benefits of any kind. Amounts owed to Mr. Wild following Mr. Wild’s death, if any, shall be paid in accordance with State law.

3.5 Termination for Willful Breach. Mr. Wild may terminate his employment due to CMI’s Willful Breach, as defined below.

A. Payment Upon Termination For Willful Breach: In the event Mr. Wild terminates his employment due to CMI’s Willful Breach, subject to the release-of-claims requirement, Mr. Wild shall be entitled to:

i) Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 100% of accrued but unused PTO according to CMI policy.

ii) Severance Pay: Severance pay in the amount of twelve months’ Base Salary.

iii) Stock Options: The stock options held by Mr. Wild that would have vested had Mr. Wild remained employed after the termination date for an additional period equal to twelve (12) months, shall accelerate and become immediately exercisable. Mr. Wild’s vested stock options shall remain exercisable for a one-year period after the termination date. In addition, additional restricted stock units would vest such that at least 20,000 restricted stock units will have vested at termination.

B. “Willful Breach” shall mean CMI’s willful breach of a material obligation under this Agreement; provided, however, that Mr. Wild has given written notice of such breach to the CMI Board and thirty (30) days shall have passed with no cure having been made.

Except as expressly stated in this Section 3.5 and as required by law, Mr. Wild shall be entitled to no other or further compensation or benefits of any kind.

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3.6 Change in Control Termination. This Section governs CMI’s termination of Mr. Wild’s employment without Cause after a Change in Control or Mr. Wild’s termination for Good Reason, as defined below, after a Change in Control. This Section shall not apply in the case of Mr. Wild’s Death, termination due to Disability, termination for Cause, resignation, or termination for Willful Breach.

A. Payment in the Event of a Change in Control Termination. In the event of a Change in Control Termination, as defined below, subject to the release-of-claims requirement, Mr. Wild shall be entitled to:

i) Base Salary: Pay-out of accrued but unpaid Base Salary through the termination date and pay-out of up to 100% of accrued but unused PTO pursuant to CMI policy.

ii) Severance Pay: Severance pay in the amount of twelve months’ Base Salary.

iii) Stock Options: The stock options held by Mr. Wild that would have vested had Mr. Wild remained employed after the termination date for an additional period equal to twelve (12) months, shall accelerate and become immediately exercisable. Mr. Wild’s vested stock options shall remain exercisable for a one-year period after the termination date. In addition, additional restricted stock units will vest at termination such that at least 20,000 restricted stock units will have vested.

B. “Change of Control” shall mean any of the following events: (i) the stockholders approve a plan of complete liquidation of CMI; or (ii) the consummation of the sale or disposition by CMI of all or substantially all CMI’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of CMI representing 50% or more of the total voting power represented by CMI’s then outstanding voting securities; or (iv) the date of the consummation of a merger or consolidation of CMI with any other corporation that has been approved by the stockholders of CMI, other than a merger or consolidation which would result in persons who were the direct or indirect owners of voting securities of CMI outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing more than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation, in substantially the same respective proportions as such persons’ ownership of the voting securities of CMI immediately before such consummation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of CMI’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held CMI’s securities immediately before such transaction.

C. “Change of Control Termination” shall mean either one of the following effective during the one-year period after a Change in Control: (i) CMI’s termination of Mr. Wild’s employment without Cause and not for death or Disability; or, (ii) Mr. Wild’s resignation for “Good Reason”, as defined below.

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D. “Good Reason” means any of the following occurring without Mr. Wild’s consent provided, however, Mr. Wild has given written notice of such event to the CMI Board and 30 days shall have passed with no cure having been made: (i) the assignment to Mr. Wild of duties materially inconsistent with the position of Chief Executive Officer and other positions held by Mr. Wild prior to the Change in Control; (ii) requiring Mr. Wild to be based more than 50 miles from CMI’s location on the date of the Change in Control; (iii) a reduction in Base Salary below $385,000 per year, or any other reduction in Base Salary, unless such other reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; (iv) failure of CMI to allow Mr. Wild to participate in all of CMI’s benefits plans for which he is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

Except as expressly stated in this Section 3.6, Mr. Wild shall be entitled to no other or further compensation or benefits of any kind.

3.7 Entire Termination Payment. The compensation provided for in this Article 3 shall constitute Mr. Wild’s sole remedy for termination or breach of this Agreement. In no event shall Mr. Wild receive severance pay, benefits continuation, option acceleration or any other compensation or consideration upon termination under more than one subsection of this Agreement.

ARTICLE 4.

GENERAL PROVISIONS

4.1 Board Approval. This Agreement is subject to the approval of the Board of Directors.

4.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received on the third business day thereafter or when it is actually received, whichever is sooner.

4.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

4.4 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, and adjudicated in the courts of Washington County, Oregon or the appropriate United States District Court in Oregon without regard to the conflicts of law rules thereof.

4.5 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Mr. Wild’s employment with CMI or the termination of Mr. Wild’s employment shall be first submitted to mediation in

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accordance with the Mediation Procedures of the American Arbitration Association. Should either party refuse to mediate after being requested to do so by the other party, such refusing party shall not be entitled to receive attorney’s fees in any subsequent adjucative proceeding, even if such party prevails in such proceeding. Should the mediation efforts fail to result in a satisfactory resolution of the matters presented, then final and binding arbitration shall follow Such arbitration is to be before a single arbitrator in Washington County, Oregon and shall be conducted under the then-current rules of the American Arbitration Association applicable to employment disputes. The prevailing party, as determined by the Arbitrator, shall be entitled to recover its reasonable attorney’s fees and costs. The party not prevailing, as determined by the Arbitrator, shall pay the cost of the arbitration. Judgment on the award rendered may be entered in any court of competent jurisdiction. Except for an action for a temporary or preliminary injunction, the procedures outlined in this subsection are the exclusive method of dispute resolution.

4.6 Construction. Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable, under applicable law, such provision shall be modified or eliminated only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

4.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.8 Assignment. This Agreement shall be binding upon and inure to the benefit of CMI and its successors and assigns, and shall be binding upon Mr. Wild, his administrators, executors, legatees, and heirs. This Agreement, which is a personal services contract, shall not be assigned by Mr. Wild.

4.9 Modification. This Agreement may not be and shall not be modified or amended except by a written instrument signed by the parties hereto.

4.10 Entire Agreement. Except for the “Executive Invention and Confidentiality Agreement” to be entered into by Mr. Wild which will remain in full force and effect, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties hereto including without limitation, the letter from Mr. Strid to Mr. Wild dated November 14, 2007 setting forth the agreed terms of employment. The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and had the opportunity to obtain legal counsel.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GEOFF WILD		CASCADE MICROTECH, INC.

/s/ Geoff Wild			/s/ Eric Strid
Date:	December 4, 2007	By:	Eric Strid
		Its:	Chairman and Chief Executive Officer
		Date:	December 5, 2007

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